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One Johnson & Johnson Plaza
New Brunswick, NJ 08933

April 9, 2021

Dear Fellow Shareholder:

I trust you have received your copy of Johnson & Johnson’s 2021 Proxy Statement (the “Proxy Statement”), along with the proxy card or notice of Internet availability of proxy materials.

As Chairman of the Compensation & Benefits Committee (the “Committee”) of the Board of Directors of Johnson & Johnson (the “Company”) I am writing to you today to ask for your support by voting in accordance with the recommendations of our Board on all proposals included in our Proxy Statement for our April 22, 2021 Annual Meeting of Shareholders. Specifically, I am asking for you to vote “FOR” our Advisory Vote to Approve Named Executive Officer Compensation (“Say on Pay”) (Item 2). I also encourage you to read our Compensation Discussion and Analysis beginning on page 48 of the Proxy Statement.

The Company’s executive compensation is intended to promote long-term, sustainable value creation and, thereby, align the Company’s executive compensation programs with the interests of shareholders. As evidenced by the changes we made in 2020, which incorporated shareholder input, we are committed to refining the program to further these goals based on feedback from our extensive and continuing shareholder engagements. These changes included:

• eliminating the three 1-year sales goals from our performance share units (PSUs),
• adding more structure to our annual incentive plan,
• capping the value of our executive car and driver benefit, and
• doubling our stock ownership guidelines for our senior executives.

To assist you in evaluating our Say on Pay proposal, I would like to provide you with additional context and information concerning our treatment of litigation expenses in earnings per share (EPS) for our annual incentives and PSUs. The adjusted EPS we use in our incentive plans are based on the same measures used in the earnings guidance furnished to our shareholders and the investment community. While we acknowledge that litigation outcomes have an impact on our business and shareholders, we do not believe including extraordinary, non-recurring gains and expenses, such as certain litigation-related items, in the EPS goals and results creates an effective incentive-based compensation structure that is in the best interests of the Company or its shareholders. We do not exclude from our non-GAAP measures ordinary, recurring legal fees (including both internal and external counsel).

I have summarized below several additional points regarding our treatment of litigation outcomes in our performance targets and results for your consideration:

• Excluding litigation outcomes from incentive targets and results is consistent with the Company’s past practices and well within benchmark practices among large public companies.

The Company has treated litigation items consistently for many years in its reporting of adjusted EPS and in its incentive plans. We continue to believe this treatment is most appropriate and motivates the right behaviors. The Company's practices have not changed.

The Company’s approach is aligned with most large public companies which exclude non-recurring litigation expenses from their adjusted EPS disclosures and their incentive targets and results.

If litigation expenses had been included in our EPS targets for purposes of our incentive plans, the targets would have been lower. Therefore, it is inappropriate to compare our EPS results inclusive of litigation expenses to EPS targets that were set assuming litigation expenses were excluded.

• Excluding litigation outcomes from our EPS measures:

i. Facilitates the pursuit of appropriate legal strategies.

Excluding litigation outcomes facilitates the pursuit of appropriate legal strategies. The legal strategies that are in the best interest of our shareholders vary depending on the facts and circumstances of each case. Excluding litigation outcomes from our EPS measures helps ensure that the incentives do not motivate legal approaches that are not in the best interests of our shareholders.

ii. Helps focus our incentives on underlying business performance.

Our incentives motivate attainment of annual and long-term business objectives. Litigation outcomes are inherently unpredictable as to amount and timing. Including them in our EPS goals would create substantial goal-setting challenges and the annual incentive and PSU payouts would be misaligned with underlying business performance.

iii. Aligns our incentives with performance during the performance period.

Our annual incentives and PSUs are aligned with operational financial performance during 1- and 3-year performance periods. Litigation outcomes typically do not reflect the results of decisions made by or the performance of the current executive team. They often relate to events that occurred years or even decades before the performance periods, well before the current management team was in place.

• Litigation outcomes are included in, or may impact, certain performance measures other than EPS in the executive compensation plan, so they can have an impact on compensation.

In our annual incentive plan, litigation outcomes are included in free cash flow and excluded from 1-year EPS. The two measures – free cash flow and 1-year EPS – have the same weight in the plan.

In our long-term incentive plan, litigation outcomes may affect stock price performance which impacts the 3-year relative total shareholder return measure and the underlying value of each PSU. Litigation outcomes are excluded from the 3-year EPS measure. The two measures – 3-year relative total shareholder return and 3-year EPS – have the same weight in the PSU plan. Litigation outcomes also affect the value of our stock options and restricted share units, which comprise 30% and 10% of our target long-term incentive grants, respectively.

• The Board oversees, and management actively manages, litigation risk.

We understand the impact that litigation expenses have on our business and shareholders. We actively manage litigation risk and both the Board and management factor litigation risks and expenses into their overall review of the business. I refer you to pages 25-30 of our 2021 Proxy Statement for a fulsome description of the Company’s approach as well as the Board’s oversight of risk management.

• The Company provides transparent disclosure regarding non-GAAP measures and material litigation.

The Company regularly provides reconciliations of all non-GAAP financial performance metrics that have been adjusted to exclude certain litigation costs as part of regular financial reporting available in conjunction with our earnings releases.

The Company’s public filings include detailed information regarding material litigation in accordance with the internal disclosure policies and SEC requirements.
The Company's http://www.factsabouttalc.com/ website provides scientifically substantiated information about the safety of talc.

The Company's www.factsaboutourprescriptionopioids.com website provides updated information on, among other things, the allegations made against the Company in recent litigation and the Company’s position.

• We enhanced our shareholder outreach during the 2019 and 2020 fall engagement seasons.

Over the past two years, we have reached out to shareholders representing approximately half of our total ownership and approximately 60% of our institutional ownership. We have had a combined total of approximately 170 engagements with U.S. and international institutional shareholders during this same period, and I and our Lead Director have personally participated in many of these discussions. Based on the engagements with our institutional shareholders, we have not heard expressions of concern with the Company’s treatment of litigation-related items in our executive compensation program.

I hope this information is useful as you consider your voting decision. I urge you to vote “FOR” our Say on Pay proposal (Item 2).

I appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation. Our 2021 Proxy Statement, this supplemental proxy material and our 2020 Annual Report, are available at http://www.investor.jnj.com/gov/annualmeetingmaterials.cfm.

/s/ Ronald A. Williams

Ronald A. Williams
Chairman, Johnson & Johnson Compensation & Benefits Committee